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                                                                    EXHIBIT 99.1


                               THE VIALINK COMPANY
                                13800 BENSON ROAD
                           EDMOND OKLAHOMA 73013-6417

                             NOTICE OF REDEMPTION OF
                    REDEEMABLE COMMON STOCK PURCHASE WARRANTS
                             OF THE VIALINK COMPANY


                                                                 October 5, 1999

To the Holders of Redeemable Common Stock Purchase
         Warrants of The viaLink Company:

                  Notice is hereby given that on November 5, 1999 The viaLink Company ("viaLink") will redeem all of its outstanding redeemable common stock purchase warrants (the "Redeemable Warrants") at a redemption price of $0.125 per Redeemable Warrant. Each Redeemable Warrant entitles its holder to purchase one share of viaLink common stock at an exercise price of $5.00 per share. The Redeemable Warrants are traded on the Nasdaq SmallCap Market under the symbol "IQIQW."

                  The Redeemable Warrants may be exercised upon surrender of the warrant certificate evidencing the Redeemable Warrants by 5:00 p.m. (New York, New York time) by November 4, 1999, the business day preceding the redemption date, at the offices of UMB Bank, N.A., 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri, 64141-0064; Attention: Shareholder Relations, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment in full of the exercise price (BY CERTIFIED CHECK PAYABLE TO THE ORDER OF UMB BANK, N.A.) for the number of Redeemable Warrants exercised.

         ANY RIGHT TO EXERCISE A REDEEMABLE WARRANT SHALL TERMINATE AT 5:00 P.M. (NEW YORK, NEW YORK TIME) ON NOVEMBER 4, 1999, THE BUSINESS DAY PRECEDING THE REDEMPTION DATE. ON AND AFTER NOVEMBER 5, 1999, HOLDERS OF THE REDEEMABLE WARRANTS SHALL HAVE NO FURTHER RIGHTS WITH RESPECT TO THE REDEEMABLE WARRANTS EXCEPT TO RECEIVE, UPON SURRENDER OF THE REDEEMABLE WARRANT, THE REDEMPTION PRICE.

                  From and after November 5, 1999, viaLink shall, upon presentation and surrender to UMB Bank, N.A., the warrant agent, at 928 Grand Boulevard, P.O. Box 410064, Kansas City, Missouri, 64141-0064, Attention:
Shareholder Relations, by or on behalf of the registered holder of certificates evidencing Redeemable Warrants to be redeemed, deliver or cause to be delivered to or upon the written order of such holder a sum in cash equal to the redemption price of each Redeemable Warrant redeemed.




                                     (Over)



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                  In summary, the holders of Redeemable Warrants have the
following three alternatives available to them:

                  o By November 4, 1999, exercise the Redeemable Warrants in accordance with the above instructions (i.e., you will send a certified check for the total of $5.00 times the number of Redeemable Warrants you choose to exercise);

                  o After November 4, 1999, submit the Redeemable Warrants for redemption in accordance with the above instructions (you will receive $0.125 per Redeemable Warrant that is redeemed); or

                  o Sell the Redeemable Warrants in the Nasdaq SmallCap Market. The Redeemable Warrants trade under the symbol "IQIQW."

                  Accompanying this notice are copies of (i) viaLink's Prospectus dated June 24, 1999 relating to the issuance of shares of viaLink common stock upon exercise of the Redeemable Warrants and certain other warrants and (ii) viaLink's Prospectus Supplement dated August 20, 1999, which supplements the June 24, 1999 Prospectus.

                  If you have any questions regarding the procedures for redemption or exercise of the Redeemable Warrants, please contact UMB Bank, N.A. at (800) 884-4225.